SECOND AMENDMENT TO WARRANT TO PURCHASE STOCK

This Second Amendment to Warrant to Purchase Stock (this “Amendment”) is dated as of April 6, 2017 by and between COMERICA VENTURES INCORPORATED, successor by assignment to Comerica Bank (the “Holder”) and ROKA BIOSCIENCE, INC., a Delaware corporation (“Company”).

RECITALS.

WHEREAS, Company issued to Comerica Bank that certain Warrant to Purchase Stock dated as of November 21, 2013, as amended by that certain First Amendment to Warrant to Purchase Stock dated as of May 29, 2015 (the “Warrant”). The Warrant was subsequently assigned by Comerica Bank to Holder.

WHEREAS, pursuant to the Warrant, Comerica Bank was entitled to purchase shares of Series E Preferred Stock and in connection with Company’s initial public offering effective July 22, 2014, all shares of the Company’s Series E Preferred Stock converted to shares of the Company’s common stock.

WHEREAS, pursuant to Section 4.6 of the Warrant, any term thereof may be changed by an instrument in writing signed by the party against which enforcement of such change is sought.

WHEREAS, in connection with that certain Third Amendment to Loan and Security Agreement dated on or about the date hereof by and among the Company, Comerica Bank and PROMINEX, INC., Company and Holder wish to amend the Warrant in accordance with the terms hereof.

NOW, THEREFORE, COMPANY AND HOLDER AGREE AS FOLLOWS:

1.     The Warrant is hereby amended to change the Warrant Price and make other changes such that the caption on the face page of the Warrant reads in full as follows:

Corporation:         ROKA BIOSCIENCE, INC., a Delaware corporation
Number of Shares:     1,066
Class of Stock:         Common Stock
Warrant Price:         $3.57 per share
Issue Date:         November 21, 2013
Expiration Date:         November 21, 2023 (Subject to Section 4.1)

2.     Company represents and warrants to Holder that the Warrant Price set forth in Section 1 of this Amendment is equal to the average closing price of a share of Company’s common stock reported on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market over the last ten (10) Business Days immediately prior to the date of this Amendment.

3.     Unless otherwise defined herein, all capitalized terms in this Amendment shall be as defined in the Warrant. The Warrant, as amended hereby, shall be and remain in full force and effect in accordance with its terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Holder under the Warrant, as in effect prior to the date hereof. The Company represents and warrants that the representations and warranties contained in the Warrant, as amended hereby, are true and correct as of the date of this Amendment.

4.     This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

ROKA BIOSCIENCE, INC.

By:	/s/ Lars Boesgaard
Name:	Lars Boesgaard
Title:	Vice President, Chief Financial Officer

COMERICA VENTURES INCORPORATED

By:	/s/ LaReeda Rentie
Name:	LaReeda Rentie
Title:	A.V.P.